Exhibit 99.1

BeiGene Reports Fourth Quarter and Full Year 2015 Financial Results

WALTHAM, Mass, March 30, 2016, BeiGene, Ltd. (NASDAQ: BGNE) (“BeiGene”), a clinical-stage biopharmaceutical company focused on developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today reported business highlights and financial results for the fourth quarter and full year 2015.

“2015 was a productive and transformative year for our company,” said John V. Oyler, Chief Executive Officer of BeiGene. “We made excellent progress in becoming an innovative global biopharmaceutical company. We advanced our four clinical-stage candidates and demonstrated single agent activity for each. We secured $97 million in private financing from top tier Chinese and U.S. investors, which allowed us to establish global clinical development operations in the United States, Australia, and Taiwan, add key hires to our executive management team, and build up our manufacturing operations in Suzhou. This progress helped pave the way for an initial public offering in February 2016 on the NASDAQ stock exchange, which strengthened our balance sheet with an additional $167 million in net proceeds after underwriting discounts and offering expenses.”

Mr. Oyler continued, “In 2016, we look forward to continuing the momentum with our pipeline, commencing registration and additional combination trials, and providing data readouts and updates for each of our clinical candidates.”

2015 and Recent Business Highlights

Clinical Programs:

In total, over 400 patients were treated as of March 25, 2016 across four clinical programs, including combination trials.

BGB-3111, a potent and highly selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK)

•                  Presented initial clinical data in patients with advanced B-cell malignancies in an oral presentation at the 2015 American Society of Hematology (ASH) annual meeting.

•                  Continued to expand the dose-expansion phase of the BGB-3111 trial globally with patients receiving treatment in Australia, New Zealand, Korea, and the United States.

•                  Commenced combination study of BGB-3111 with the anti-CD20 antibody obinutuzumab in patients with chronic lymphocytic leukemia and other B-cell malignancies.

•                  Received approval of Clinical Trial Application (CTA) by the Chinese Food and Drug Administration (CFDA) in February 2016 which cleared BGB-3111 for all phases of clinical testing in China.

•                  In total, over 100 patients have been treated with BGB-3111 in monotherapy and combination trials as of March 25, 2016.

BGB-A317, a humanized monoclonal antibody against the immune checkpoint inhibitor PD-1

•                  Commenced dose-escalation phase of clinical trial in relapsed or refractory solid tumor patients.

•                  Received Food and Drug Administration (FDA) clearance of U.S. Investigational New Drug Application (IND).

•                  Commenced combination study of BGB-A317 and BGB-290, a PARP inhibitor for the treatment of cancers with mutations in the breast cancer susceptibility gene (BRCA) or deficiencies in homologous recombination or mismatch repair, including ovarian, breast, prostate, colorectal, and pancreatic cancers, as well as platinum-sensitive ovarian cancer.

•                  In total, over 100 patients have been treated with BGB-A317 in monotherapy and combination trials as of March 25, 2016.

BGB-290, a highly potent and selective PARP inhibitor

•                  Presented Phase I data in an oral presentation at 2015 AACR-NCI-EORTC in November 2015.

•                  Completed dose-escalation phase of the Phase I trial in Australia. Dose-expansion phase of the Phase I trial is being initiated.

•                  Commenced combination study of BGB-290 and BGB-A317 in February 2016.

•                  In total, over 50 patients have been treated with BGB-290 in monotherapy and combination trials as of March 25, 2016.

BGB-283, a novel RAF dimer inhibitor that targets both BRAF- and RAS-mutated cancers

•                  Completed the dose-escalation phase of the Phase I trial in Australia and New Zealand to investigate BGB-283 as monotherapy in patients with solid tumors harboring B-RAF mutations or other aberrations in the RAS-MAPK pathway.

•                  Initiated and continued dose-expansion phase of the Phase I trial in patients with solid tumors with BRAF mutations and/or aberrations in the MAPK pathway, including thyroid cancer, colorectal cancer, non-small cell lung cancer and other non-V600E BRAF mutated cancers, and KRAS/NRAS mutated endometrial cancer, colorectal cancer, non-small cell lung cancer and other KRAS/NRAS mutated cancer in Australia and New Zealand.

•                  Obtained CFDA approval of CTA. Initiated dose-escalation and dose-expansion trials in China.

•                  A total of over 150 patients have been treated with BGB-283 as of March 25, 2016.

Corporate Development:

•                  Strengthened Executive Management team with the appointment of Dr. Howard Liang as Chief Financial Officer and Chief Strategy Officer and Dr. RuiRong Yuan as Chief Medical Officer and President of Global Clinical Research and Development.

•                  Expanded Scientific Advisory Board with the addition of Dr. Jedd D. Wolchok.

•                  Repurchased the ex-China rights to BGB-290 from Merck KGaA.

•                  Commenced construction of a manufacturing facility in Suzhou, China and made key hires in the areas of process development and manufacturing.

•                  Established operations in the United States, Australia, and Taiwan.

Expected Upcoming Milestones

BGB-3111 (BTK Inhibitor)

•                  Initiate combination study with BGB-A317 in the first half of 2016.

•                  Present updated dose-escalation and dose-expansion data at medical conferences in 2016.

•                  Present data from combination studies at medical conferences in 2016 or 2017.

•                  Initiate abbreviated dose-escalation trial followed by registration trials in China during 2016.

•                  Initiate global registration program in 2016, pending feedback from regulatory authorities.

BGB-A317 (PD-1 Antibody)

•                  Present dose-escalation data at a medical conference in 2016.

•                  Initiate combination studies in 2016.

•                  Present data from combination studies at medical conferences in 2016 or 2017.

BGB-290 (PARP Inhibitor)

•                  Present updated dose-escalation data at a medical conference in 2016.

•                  Present data on combination with BGB-A317 at medical conferences in 2016 or 2017.

BGB-283 (RAF Dimer Inhibitor)

•                  Present initial clinical data in an oral presentation at American Association for Cancer Research Annual Meeting on April 17, 2016.

Fourth Quarter and Full Year 2015 Financial Results

Cash, Cash Equivalents, and Short-term Investments were $100.49 million as of December 31, 2015, compared to $44.40 million as of December 31, 2014. The increase reflects net proceeds of $97.35 million received from the issuance of convertible preferred shares in connection with a private placement in April 2015 and a milestone payment from Merck KGaA.

The net cash used in operations was $39.84 million and $8.69 million for the years ended December 31, 2015 and 2014, respectively; and capital expenditures were $5.31 million and $0.65 million for the years ended December 31, 2015 and 2014, respectively.

In February 2016, BeiGene completed its IPO of 7,590,000 American Depositary Shares (“ADSs”) at $24.00 per ADS on the NASDAQ stock exchange. Net proceeds were approximately $167 million after underwriting discounts and offering expenses. In addition, Merck Sharp & Dohme Research GmBH, an affiliate of Merck & Co., elected to exchange a senior promissory note of approximately $15 million including principle and accrued interest for BeiGene’s ordinary shares at the per share IPO price.

Revenue for the three and twelve months ended December 31, 2015 was $4.68 million and $8.82 million, respectively, compared with $1.38 million and $13.04 million in the comparable periods in 2014. Changes in revenue are primarily attributable to the difference between revenues recognized in 2014 for payments received for dosing of 5th patients of BGB-283 and BGB-290 in ex-China trials and a payment received in 2015 for dosing of the 5th patient of BBG-283 in China.

Research & Development (R&D) Expenses for the three and twelve months ended December 31, 2015 were $28.10 million and $58.25 million, respectively, compared with $6.21 million and $21.86 million in the comparable periods in 2014. The increase in R&D expenses was primarily attributable to increased spending on clinical activities as BGB-3111, BGB-290 and BGB-283 entered dose expansion trials and BGB-A317 commenced a dose-escalation trial in 2015, IND-enabling activities for BGB-A317 and other preclinical programs, and payment to Merck KGaA to repurchase ex-China rights to BGB-290. Additionally, there were increased compensation expenses due to the hiring of more development personnel and increased share option expense ($9.59 million and $4.03 million for 2015 and 2014, respectively).

General & Administrative (G&A) Expenses for the three and twelve months ended December 31, 2015 were $2.95 million and $7.31 million, respectively, compared with $1.63 million and $6.93 million in the comparable periods in 2014. The increase in G&A expenses was primarily attributable to increased external legal and accounting expenses in connection with the Series A-2 preferred share financing and the IPO. The G&A share option expense was $0.62 million and $2.61 million for 2015 and 2014, respectively, and the decrease was primarily attributable to the contractual discount in the exchange price of a loan advanced by a senior executive to BeiGene into Series A preferred shares which was treated as a compensation expense in 2014.

Net Loss for the three and twelve months ended December 31, 2015 was $27.25 million and $57.10 million, respectively, compared with $3.74 million and $18.55 million in the comparable periods in 2014.

Financial Summary

Select Consolidated Balance Sheet Data (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	As of December 31,
	2015	2014
Cash, cash equivalents, and short-term investments	$100,486	$44,395
Prepaid expenses and other current assets	5,783	2,793
Property and equipment, net	6,612	5,931
Total assets	116,764	53,621

Accounts payable	8,980	2,794
Senior promissory note	14,598	—
Long-term bank loan	6,188	—
Total shareholders’ equity (deficit)	$(101,765)	$(53,041)

Consolidated Statements of Operations (U.S. GAAP)

(Amounts in thousands of U.S. Dollars, except for number of ADSs and per ADS data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Collaboration revenue	$4,677	$1,381	$8,816	$13,035
Operating expenses:
Research and development	28,103	6,208	58,250	21,862
General and administrative	2,950	1,626	7,311	6,930
Total operating expenses	31,053	7,834	65,561	28,792
Loss from operations	(26,376)	(6,453)	(56,745)	(15,757)
Interest income (expense)	113	(277)	559	(3,512)
Other income (expense)	(987)	2,992	(916)	723
Net loss	$(27,250)	$(3,738)	$(57,102)	$(18,546)
Less: net loss attributable to non-controlling interests	$—	13	—	(268)
Net loss attributable to ordinary shareholders	$(27,250)	$(3,751)	$(57,102)	$(18,278)
Net loss per ADS, basic and diluted	$(3.05)	$(0.45)	$(6.71)	$(2.38)
Weighted-average number of ADSs used in net loss per ADS - basic and diluted	8,936,469	8,347,419	8,507,482	7,681,356

Consolidated Statements of Comprehensive Loss (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss	$(27,250)	$(3,738)	$(57,102)	$(18,546)
Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments	(240)	(103)	(749)	(168)
Unrealized holding loss	(436)	(47)	(1,160)	(47)
Comprehensive loss	$(27,926)	$(3,888)	$(59,011)	$(18,761)

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 200 scientists, clinicians and staff in China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and a lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s financial condition, results of operations and business outlook, the sufficiency of its cash, cash equivalents and short-term investments, momentum of its product pipeline, as well as the advancement of, and anticipated development and regulatory milestones and plans related to BeiGene’s product candidates and clinical trials, including commencing registration and combination trials, and providing data readouts and updates for its clinical candidates.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates, the clinical results for its drug candidates, which may not support further development, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success, BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs, BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials, BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in the final prospectus related to BeiGene’s initial public offering filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com